FOR IMMEDIATE RELEASE                                               Exhibit 99.1

                               COX RADIO ANNOUNCES
                      PRICING OF SUCCESSFUL PUBLIC OFFERING

         ATLANTA, June 22, 2000 - Cox Radio, Inc. (NYSE: CXR) announced today the pricing of its public offering of 8,800,000 shares of its Class A common stock at a price of $29.00 per share. In addition, Cox Enterprises, Inc. will purchase an additional 3,591,954 shares of Class A common stock in a private placement at a per share price equal to the public offering price per share, less the underwriting discounts and commissions. The total net proceeds to Cox Radio are expected to be approximately $344.5 million. Cox Radio also has granted the underwriters the option to purchase an additional 1,320,000 shares to cover over-allotments.

          The offering was lead-managed by Credit Suisse First Boston and Morgan Stanley Dean Witter and co-managed by Allen & Company Inc., Banc of America Securities LLC, First Union Securities, Inc., Robertson Stephens and Salomon Smith Barney.

         The offering will be consummated and the shares of Class A common stock will be delivered on or about June 27, 2000. Cox Radio expects to use the net proceeds of this offering to partially finance pending acquisitions, to repay outstanding indebtedness and for general corporate purposes.

         Cox Radio is the fourth largest radio company in the United States based on net revenues. Pending the close of all announced transactions, Cox Radio would own, operate or provide sales and marketing services for 81 stations (64 FM and 17 AM) clustered in 17 markets including major markets such as Atlanta, Houston, Miami, Tampa, Orlando and San Antonio. Cox Radio's shares of Class A common stock are traded on the New York Stock Exchange under the symbol "CXR."


Contact:
Analysts and Investors                       Analysts, Investors, Press or Media
Maritza Pichon                               John Buckley
Chief Financial Officer                      Brainerd Communicators
Cox Radio, Inc.                              212-986-6667
404-843-5159